Exhibit 10.1

eFunds Corporation
Separation Agreement

SEPARATION AGREEMENT by and between eFunds Corporation, a Delaware corporation (collectively with any successor entity, the “Company”), and Colleen M. Adstedt (“Employee”) dated as of August 22, 2003.

          WHEREAS, Employee is currently an employee of the Company;

          WHEREAS, the further employment of Employee will be terminated as of July 31, 2004 (the “Separation Date”);

          WHEREAS, the Chief Executive Officer (“CEO”) of the Company has determined that it is in the best interests of the Company and its stockholders to ensure that the Company will have Employee’s full support of and participation in the transition of the Employee leadership of the Company; and

          WHEREAS, the CEO has therefore determined to provide Employee with assurances regarding the benefits to be received by Employee during this transition period and following the expected departure of the Employee from employment with the Company.

          NOW, THEREFORE, the parties hereto hereby agree as follows:

I.	Payments.

          (a)     Subject to the terms and conditions set forth in this Agreement, the Company agrees to employ the Employee as its Human Resources Coordinator from the date of this Agreement until the Separation Date and the Employee agrees to serve in such capacity during such time. The Company shall not reduce the base salary (the “Base Salary”) of Employee from its current level $19,583.33 per month during the period (the “Transition Period”) preceding the Separation Date and shall continue to pay such amount to the Employee in accordance with past practice. Subject to the provisions of Section 2, in the event the Company should terminate the further employment of Employee without “Cause” (as hereinafter defined) prior to the Separation Date, the Company shall nevertheless continue to pay Employee the Base Salary throughout the Transition Period and Employee shall remain entitled to receive the payments and benefits referenced in subsections 1(b), (c), (d) and (e). If the Company should terminate the employment of Employee prior to the Separation Date for Cause, the Company shall have no further payment obligations hereunder from and after the date of any such termination so long as the Company has paid the Base Salary through such date of termination. As used herein, “Cause” shall mean a continuing material failure by Employee to substantially comply with the requirements of Section 2(a)(ii), (iii) or (v) for five or more days following her receipt of written demand for compliance from the CEO which specifies in reasonable detail the circumstances demonstrating Employee’s failure to so comply or determination by the Company that the Employee has failed to comply with the requirements of Section 2(a)(i).

          (b)     If Employee remains employed by the Company through the date (the “Bonus Payment Date”) in 2004 that bonuses for 2003 are paid, or if the Company terminates the further employment of Employee prior to the Bonus Payment Date without Cause, Employee shall remain eligible to receive a cash bonus equal to the product obtained by multiplying (i) the amount of the cash bonus Employee would have received had Employee remained in her previous position (Senior Vice President – Human Resources) through the Bonus Payment Date by (ii) 0.5833. Similarly (and notwithstanding any terms of the Restricted Stock Right Award Agreement hereinafter described to the contrary), if Employee qualifies for a cash bonus pursuant to the foregoing, Employee shall also be entitled to retain the number of shares of the Company’s common stock that would have vested in Employee on the Bonus Payment Date pursuant to that certain Restricted Stock Right Award Agreement, dated February 14, 2003 (the “Restricted Stock Right Award Agreement”), had Employee remained employed by the Company in her previous position through such Date multiplied by 0.5833. If Employee does not become entitled to a cash bonus on the

Bonus Payment Date, Employee shall forfeit all right, title and interest in and to the aforementioned award of Restricted Stock Rights.

          (c)     Subject to the further terms and conditions set forth in this Agreement, if Employee remains in the employment of the Company through the Separation Date or if the Company terminates the further employment of Employee prior to such Date without Cause, Employee shall be entitled to the following transition support payments following the Separation Date:

(i)	During the period (the “Extension Period”) commencing on August 1, 2004 and ending on July 31, 2005 (it being understood and agreed that the maximum number of differential payments shall be twelve), Employee shall be entitled to a monthly payment equal to the amount, if any, by which the Base Salary exceeds the gross monthly cash compensation received by Employee from any subsequent employer.

(ii)	In order to be eligible to receive the differential payments payable during the Extension Period, Employee must provide the Company with reasonable documentation (such as a payroll statement from Employee’s employer or, if applicable, a written statement to the effect that Employee was not employed) evidencing the cash compensation received by Employee during the prior month. Differential payments will be made in arrears within 30 days of the Company’s receipt of the foregoing. Employee agrees to use diligent efforts to obtain new employment during the Extension Period. Employee further agrees not to disclose the existence of the differential payments to any subsequent employer and to refrain from manipulating the elements of Employee’s compensation by any subsequent employer in a manner designed to maximize the differential payments payable by the Company. Self-employment or work as a consultant shall be considered employment for purposes of the foregoing.

          (d)     The Company will provide Employee with an allowance of up to $5,000.00 for legal, financial advisory and tax preparation services provided to Employee by Inlign Wealth Management, Mariscal Weeks, McIntyre & Friedlander, P.A. or other advisors approved by the Company and up to $20,000.00 in out-placement services fees and expenses. The Company shall not be required to pay any portion of such allowances which remain unused as of the expiration of the Transition Period.

          (e)     During the remaining term of Employee’s employment with the Company prior to the Separation Date, she shall continue to receive her car allowance but she shall not otherwise be entitled to continue to receive other perquisites afforded the Employee officers of the Company. Employee hereby waives any entitlement she may have to payment for any accrued PTO as of her final day of employment.

          (f)     Employee acknowledges and agrees that she has received duplicative reimbursements for travel expenses in the amount of $7,393.80. The Company shall be entitled to recoup such amount through an offset (after-tax) against the amounts payable to Employee hereunder.

II.	Conditions.

          (a)     The Company’s obligations under Section 1 are subject to the following conditions:

(i)	Employee must, and hereby does, certify that Employee has delivered to the Company prior to or concurrently with the execution of this agreement, all physical and electronic copies of any Company documents and records in the possession of Employee and that Employee has retained no copies thereof. This Section 2(a)(i) shall not apply to Employee’s copies of contracts and agreements between Employee and the Company which relate specifically to the terms and conditions of Employee’s employment by the Company. The Company confirms that, as of the date hereof, it is not aware of any facts or circumstances that would indicate that Employee is not in compliance with the provisions of this Section 2(a)(i).

(ii)	Employee must supply the Company and its affiliates with transition support during the Transition Period to the extent reasonably requested by the CEO;

(iii)	Employee must not disparage the Company or its affiliates or their management during the Transition Period nor during the Extension Period following the Separation Date;

(iv)	Employee must execute the Release attached as Exhibit A and deliver the same to the offices of the Company (8501 N. Scottsdale Road, Suite 300, Scottsdale, AZ 85253, attn: General Counsel) during the 21 day period following Employee’s final day of employment and must not rescind the same during the Rescission Period referenced in Section 1(c) thereof; and

(v)	Employee must (upon reasonable notice and mutually convenient scheduling) cooperate with the Company and its counsel with regard to any past, present or future legal, regulatory, investigatory (including any inquiries or investigations by management of the Company or its Board of Directors (or a committee thereof)) or other proceeding or matter which relates to or arises out of matters occurring during Employee’s employment, or the termination thereof.

          (b)     The Company shall not have any continuing payment obligations under Section 1 or Section 3 (other than the payment of Employee’s Base Salary, Bonus (if the termination of employment is after the Bonus Payment Date) and benefits through the date of termination of her employment) if (i) Employee’s employment with the Company is terminated prior to the Separation Date for Cause or (ii) Employee resigns from employment with the Company prior to the Separation Date. Similarly, the Company shall not have any continuing payment obligations under Section 1 in the event of the death of Employee during the Transition Period.

III.	Fringe Benefits.

          (a)     Subject to Section 1(e), any and all benefits or other forms of compensation to Employee (such as the disposition of any options held by Employee, the balance of Employee’s account under the Employee Stock Purchase, Deferred Compensation and 401(k) plans) shall be governed by the rules applicable to such plans and programs, as the same are in effect during the Transition Period and on Employee’s final day of employment; provided, however, that the payments set forth in this Agreement are Employee’s sole entitlement to severance pay and Employee shall not also be entitled to receive payment under the Company’s standard severance programs;

          (b)     Employee shall be deemed to have ceased to serve as an active employee for purposes of the Company’s Preferred Provider Organization Health Care Plan, Dental Benefits Plan, long and short-term disability, 401(k), life insurance and other health and welfare plans as of August 31, 2003 (the “Event Date”). Such date shall be deemed to constitute the date of Employee’s “Qualifying Event” for COBRA purposes. The Company shall reimburse Employee for any additional premiums incurred by Employee in obtaining continuing COBRA coverage for Employee and Employee’s family under such of the health and welfare plans as are subject to COBRA requirements as of the Event Date. Such reimbursements shall be grossed-up by the amount of income taxes payable by Employee thereon, with the intention being that the cost to Employee of such COBRA coverage should approximate the coverage costs Employee incurred as an active Employee. Employee shall cease to be eligible to contribute to the Company’s Employee Stock Purchase and 401(k) plans as of the Event Date.

          (c)     The vesting and exerciseability of the options granted to Employee under the Company’s 2000 Stock Incentive Plan and Stock Option Plan for Deluxe Conversion Awards shall not be affected by the occurrence of the Event Date and Employee shall continue to be considered an employee of the Company for purposes of such Plans until her resignation, termination, death or disability. For purposes of the foregoing, Employee’s separation from employment on the Separation Date as contemplated by this Agreement shall be deemed to have been occasioned by the termination of Employee without Cause. The disposition of the restricted stock rights subject to the Restricted Stock Right Award Agreement shall be governed by the provisions of Sections 1(b) and 6(b) hereof.

IV.	Non-Competition.

          (a)     As an essential inducement to the Company to enter into this Agreement, and as consideration for the promises of the Company contained herein, Employee agrees that during the Transition Period and the Extension Period, she will not:

(i)	Control or own (directly or indirectly) more than two percent of the outstanding capital stock of or other equity interest in any “Competitor;” or

(ii)	Serve as an officer, member, director, contractor, agent, consultant, advisor or employee of or to any Competitor wherever located.

(iii)	As used herein, “Competitor” shall mean any entity for which a substantial portion of its business consists of (i) processing debit, ATM, ACH or EBT transactions or providing software that allows others to process such transactions, (ii) providing data-based risk management, decision support or customer relationship management products and services, (iii) managing or deploying networks of ATMs or (iv) providing business process outsourcing services (such as IT consulting, call centers or accounts receivable or payable processing). Without limiting the generality of the foregoing, “Competitors” shall include Equifax, Experian, TransUnion, First Data Corporation (including NYCE), Concord EFS (including Primary Payment Systems and STAR), M&I, EDS and Total System Services (and any of their respective subsidiaries which engage in any of the foregoing activities as a substantial portion of their business).

          (b)     Employee agrees that a breach by her of any of the terms of this Section 4 will cause great and irreparable injury and damage to the Company and that the Company shall have a right to equitable relief, including, but not limited to, a temporary restraining order, preliminary injunction, permanent injunction and/or order of specific performance, as a remedy to enforce this Section 4 or prevent a threatened or potential breach of this Section 4 by Employee. In addition, the Company will be immediately relieved of any further payment obligations under Section 1 if Employee should breach this Section 4.

V.	Indemnification.

          The Company shall continue to indemnify and to advance the expenses of defense to Employee to the fullest extent permitted or authorized by its certificate of incorporation or bylaws as in effect on the date of this Agreement, or if greater, to the fullest extent permitted or authorized by applicable law. The Company shall also reimburse Employee for any reasonable costs and expenses (including, without limitation, legal and other professional fees, costs and expenses) she incurs in connection with fulfilling her commitment under Section 2(a)(v).

VI.	Miscellaneous.

          (a)     Employee may not assign or delegate any of Employee’s rights or obligations in respect of this Agreement and any attempted assignment or delegation shall be void and of no effect. This Agreement is binding upon and enforceable by the Company and its successors and assigns. This Agreement (but not the Release), including the Company’s payment obligations hereunder, will terminate upon the death of Employee. This Agreement is governed by the substantive laws of the State of Delaware, without regard to its conflicts of law rules.

          (b)     This Agreement is intended to supercede and replace any other prior severance agreements or severance arrangements between the parties, including that certain Executive Transition Assistance Agreement, dated December 2001, and that certain Change In Control Agreement, dated as of June 5, 2000 (the “Change in Control Agreement”), which agreements and arrangements (including all amendments thereto) will, as of the execution of this Agreement by Employee and the Company, be null and void and of no further force and effect. This Agreement shall not, however, supercede or replace any Confidentiality Agreement between the Company (or any of its subsidiaries) and Employee or the Restricted Stock Right Award Agreement (as the same is modified pursuant to this Agreement) and each of such agreements shall remain in full force and effect. Notwithstanding the termination of the Change in Control Agreement, the provisions of Section 1(b)(iii) of the Restricted Stock Right Award Agreement shall be given effect under the circumstances described therein as if the Change in Control Agreement had not been so terminated.

          (c)     The failure of a party to insist upon strict compliance with any of the terms, conditions or covenants expressed in this Agreement shall not be deemed a waiver of such term, condition or covenant, or any other term, condition or covenant, nor shall any waiver or relinquishment of any right or power under this Agreement on one or more times be deemed a waiver or relinquishment of such right or power or any other right or power at any other time or times.

          (d)     Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

          (e)     This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

          (f)     Employee has been informed that the terms of this Agreement will be open for acceptance and execution by Employee until August 22, 2003 during which time Employee may consider whether or not to accept this Agreement and consult with an attorney of Employee’s choosing to advise Employee regarding the same. If Employee does not execute and deliver this Agreement by such date, the offer contained herein shall be wholly null and void.

          (g)     This Agreement shall constitute the formal notification to Employee of the termination, effective as of the Separation Date of her further employment by the Company, its subsidiaries and from any and all offices Employee may hold with any of the foregoing entities.

IN WITNESS WHEREOF, Employee and the Company have hereunto set their hands as of the date set forth above.

EMPLOYEE

/s/ Colleen M. Adstedt

Colleen M. Adstedt

eFUNDS CORPORATION

/s/ Paul F. Walsh

Paul F. Walsh
Chairman and Chief Executive Officer

Exhibit A

RELEASE

          WHEREAS, Colleen M. Adstedt. (“Employee”) was an employee of eFunds Corporation, a Delaware corporation (the “Company”);

          WHEREAS, Employee’s employment with the Company was terminated effective as of        ,     (the “Separation Date”);

          WHEREAS, Employee and the Company have previously entered into that certain Separation Agreement, dated as of August 22, 2003 (the “Separation Agreement”), pursuant to which the Company has agreed to make certain payments to Employee following the termination of her employment; and

          WHEREAS, it is a condition to the Company’s obligation to make the payments provided for in the Separation Agreement that Employee execute, deliver and not rescind this Release.

          NOW, THEREFORE, IN CONSIDERATION OF THE FOREGOING, Employee and the Company hereby agree as follows:

1.	Release.

               (a) As consideration for the promises of the Company contained in the Separation Agreement, Employee, for herself and her successors and assigns, hereby fully and completely releases and waives any and all claims, complaints, rights, causes of action or demands of whatever kind, whether known or unknown or suspected to exist by Employee (collectively, “Claims”) which she has or may have against the Company and any company controlling, controlled by or under common control with the Company (collectively with the Company, the “Controlled Group”) and their respective predecessors, successors and assigns and all officers, directors, shareholders, employees and agents of those persons and companies (“the Released Parties”) arising out of or related to any actions, conduct, promises, statements, decisions or events occurring prior to or on the Separation Date (the “Released Matters”), including, without limitation, any Claims based on or arising out of Employee’s employment with the Controlled Group and the cessation of that employment; provided, however, that this Release shall not operate to relieve the members of the Controlled Group of any obligation to indemnify Employee against any Claims brought against Employee by any third party by reason of Employee’s status as an officer or employee of the Controlled Group; and, provided, further, that if the Company should hereinafter assert any cause of action against Employee in any court or before any arbitrator, this Release shall be rescinded and thereafter be wholly null and void. So long as this Release remains effective as against Employee, Employee agrees that she will not, and will cause her affiliates not to, institute any legal proceedings against the Released Parties in respect of any Claim nor will she authorize any other party, whether governmental or otherwise, to seek individual remedies on her behalf with respect to any Claim. The Company agrees that, by signing this Release Employee is not waiving any Claim (a “Retained Claim”) arising after the Separation Date or under the Separation Agreement.

               (b) Employee’s release of Claims is intended to extend to and include Claims of any kind arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. §§ 621 et seq., the Americans with Disabilities Act, 42 U.S.C. §§ 12101 et seq., the Delaware Discrimination in Employment Act, Del. Code Ann. Tit. 19, §§ 710-718, the Delaware Handicapped Persons Employment Protections Act, Del. Code Ann. Tit. 19, §§ 720-728, the Arizona Civil Rights Act, Ariz. Rev. Stat. §§ 41-1401 et seq, the Arizona Equal Pay Act, Ariz. Rev. Stat. §§ 23-340-341 and any other federal, state or local constitution statute, regulation Employee Order or ordinance prohibiting employment discrimination or otherwise relating to employment, as well as any claim for breach of contract (other than a Retained Claim), wrongful discharge, breach of any express or implied promise, misrepresentation, fraud, retaliation, violation of public policy, infliction of emotional distress, defamation, promissory estoppel, equitable estoppel, invasion of privacy or any other theory, whether legal or equitable.

               (c) Employee has been informed of Employee’s right to revoke this Release insofar as it extends to potential claims under the Age Discrimination in Employment Act by informing the Company of Employee’s intent to revoke this Agreement within seven (7) calendar days following the execution of this Release by Employee. Employee has further been informed and understands that any such rescission must be in writing and hand-delivered to the Company or, if sent by mail, postmarked within the applicable time period, sent by certified mail, return receipt requested, and addressed as follows:

eFunds Corporation Gainey Center II Gainey Center II 8501 N. Scottsdale Road Suite 300 Scottsdale, AZ 85253 Attention: General Counsel

The Company and Employee agree that if Employee exercises Employee’s right of rescission under this Section (c), the Company’s obligations under Section 1 of the Separation Agreement shall be null and void.

2.	Miscellaneous.

               (a) Employee may not assign or delegate any of Employee’s rights or obligations in respect of this Release and any attempted assignment or delegation shall be void and of no effect. This Release is binding upon and enforceable by the Company and the other members of the Controlled Group and their respective successors and assigns. This Release is governed by the substantive laws of the State of Delaware, without regard to its conflicts of law rules.

               (b) The failure of a party to insist upon strict compliance with any of the terms, conditions or covenants expressed in this Release shall not be deemed a waiver of such term, condition or covenant, or any other term, condition or covenant, nor shall any waiver or relinquishment of any right or power under this Release on one or more times be deemed a waiver or relinquishment of such right or power or any other right or power at any other time or times.

               (c) Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Release is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Release.

               (d) This Release may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the Company and Employee have hereunto set their hands to this Release as of the dates set forth below.

eFUNDS CORPORATION

Dated:		By:

Its

Dated:
Colleen M. Adstedt

STATE OF	)

County of	)

Subscribed and sworn before me this_______day of_________,________.

seal
Notary Public, State of

My Commission expires:

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